                                                               EXHIBIT 99.(e)(6)

                            Protocol Systems, Inc.

              AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
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PARTIES:  Protocol Systems, Inc. ("Company")
          8500 SW Creekside Place
          Beaverton, OR 97008

          James P. Fee ("Executive")
          13645 NW Lariat Court
          Portland, OR 97229


DATE:     May 23, 2000

                                   RECITALS:

A. Executive and the Company are parties to an Executive Employment Agreement dated as of July 1, 1998 (such agreement, as amended, hereafter referred to as the "Existing Employment Agreement") pursuant to which the Company agreed to employ Executive and the Executive agreed to be employed by the Company.

B. Welch Allyn, Inc., a New York corporation ("Welch Allyn") has made an offer to acquire, through a wholly owned subsidiary, all of the outstanding capital stock of the Company, and Welch Allyn, its subsidiary and the Company intend to enter into an Agreement and Plan of Merger setting forth the terms upon which Welch Allyn would offer to acquire the outstanding capital stock of the Company (the "Merger Agreement"). The parties are entering into this Amended and Restated Executive Employment Agreement in anticipation of Welch Allyn acquiring more than 50% of the outstanding common stock of the Company pursuant to the Offer being made under the Merger Agreement.

C. This Agreement shall become effective upon a closing of the Offer (as such term is defined in the Merger Agreement) by Welch Allyn or one of its subsidiaries. If the Offer is not made or if the closing of the Offer does not occur for any reason, this Agreement shall be null and void and Executive's employment by the Company shall continue to be governed by the terms of the Existing Employment Agreement.

     NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
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                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

1.1  "Affiliate", when used in reference to a party, means any person that
      ---------
directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the specified party. For purposes of this definition, "control" means the direct or indirect ownership of 50% or more of the outstanding voting equity securities (or similar ownership interests) of such person, or the ability, through agreement or otherwise, to direct the management of such person.

1.2  "Agreement" shall mean this Amended and Restated Executive Employment
      ---------
Agreement

1.3  "Base Salary" shall mean regular cash compensation paid on a periodic basis
      -----------
exclusive of benefits, bonuses or incentive payments.

1.4  "Board" shall mean the Board of Directors of the Company.
      -----

1.5  "Disability" shall mean the inability of the Executive to perform the
      ----------
essential functions of Executive's position under this Agreement with or without reasonable accommodation because of physical or mental incapacity for a continuous period of five (5) months, as reasonably determined by the Company after consultation with a qualified physician selected by the Company.

1.6  "Company" shall mean Protocol Systems, Inc. and any successor in interest
      -------
by way of consolidation, operation of law, merger or otherwise.

1.7  "Effective Date" shall mean the date that Welch Allyn or one of its
      --------------
Affiliates acquires more than 50% of the outstanding voting common stock of the Company pursuant to the Offer.

1.8  "Existing Employment Agreement" shall have the meaning given to such term
      -----------------------------
in the Recitals.

1.9  "Good Reason" shall mean the occurrence of one or more of the following
      -----------
events without the Executive's express written consent, and the Company's failure to correct such occurrence for a period of thirty (30) days following Executive's written notice to Company identifying the event alleged to provide Good Reason:

          (a) A change in the Executive's responsibilities or titles as in effect on the Effective Date, which has the effect of materially diminishing the Executive's responsibility or authority; other than a change in administrative responsibilities attributable to conversion of the Company from a public company to a subsidiary of a private company as a result of the transaction contemplated by the Merger Agreement;

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          (b)  A reduction by the Company in the Executive's Base
          Salary or in the "target" percentage of incentive compensation to which the Executive is eligible under the management bonus plan described in Section 3.2;

          (c) The aggregate expenditures made by the Company to provide life insurance, health, accident, disability and retirement benefits to Executive immediately after the Effective Date are materially reduced other than reductions in cost achieved by the Company without a material reduction in such benefits, in the aggregate, to the Executive;

          (d) The failure of the Company to implement a bonus plan in accordance with Section 3.2 below;

          (e) The failure of the Company to implement a long-term incentive plan in accordance with Section 3.3 below;

          (f) A requirement by the Company that the Executive be based anywhere other than within twenty-five (25) miles of the Executive's job location on the Effective Date;

          (g)  Any material breach of this Agreement by the Company.

1.10  "Merger Agreement" shall have the meaning given to such term in the
       ----------------
Recitals

1.11  "Offer" shall have the meaning given to such term in the Merger Agreement.
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1.12  "Welch Allyn" shall have the meaning given to such term in the Recitals.
       -----------

                                   ARTICLE 2
                          EMPLOYMENT, DUTIES AND TERM
                          ---------------------------

2.1   Employment. Upon the terms and conditions set forth in this Agreement, the
      ----------
Company hereby employs the Executive in the position of Vice President/General Manager, Portable Monitoring and the Executive accepts such employment.

2.2   Duties.  The Executive shall devote Executive's full-time and best efforts
      ------
to the Company and to fulfilling the duties of Executive's position which shall include such duties as may from time to time be assigned Executive by the President of the Company, provided that such duties are reasonably consistent with the Executive's position. The Executive shall comply with the Company's policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

2.3   Term.  This Agreement shall become effective on the Effective Date and
      ----
remain in effect until the earlier of (i) termination pursuant to Article 4 or
Article 6 of this Agreement or (ii) two years from the Effective Date, provided however that if a Change of Control occurs during the term of this Agreement,

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then this Agreement shall remain in effect for one (1) year from the date of the first Change of Control event described in Section 6.1.1. Continued employment of the Executive beyond the expiration of the term of this Agreement does not extend this Agreement, and the terms set forth herein shall not apply to such continued employment.

                                   ARTICLE 3
                           COMPENSATION AND EXPENSES
                           -------------------------

3.1  Base Salary.  For all services rendered under this Agreement, the Company
     -----------
shall pay Executive a Base Salary that is not less than $180,000. If the Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term. All amounts payable to the Executive under this Agreement shall be reduced by such amounts as are required to be withheld by law.

3.2  Bonus.  Bonus compensation shall be in the sole discretion of the Board.
     -----
Executive shall be entitled to participate in the existing management bonus plan of the Company through December 31, 2000, at which time the Company intends to terminate the management bonus plan. On or before January 1, 2001, the Company intends to implement a new management bonus plan which will provide an annual bonus based on a "target" percentage of annual Base Salary of 50% payable conditioned on (i) the Company achieving the financial performance goals specified in the Company's strategic business plan, and (ii) the Executive achieving the personal performance goals assigned to the Executive in furtherance of the Company's strategic business plan. Notwithstanding the foregoing, the Company shall have the right in accordance with the terms of any bonus plan to alter, amend or eliminate all or any part of such plan, or the Executive's participation therein, without compensation to the Executive.

3.3  Long-Term Incentive Plan.  Long-term incentive compensation shall be in
     ------------------------
the sole discretion of the Board. On or before January 1, 2001, the Company intends to implement a management long-term incentive plan which will provide incentive compensation to Executive that is market-competitive. Notwithstanding the foregoing, the Company shall have the right in accordance with the terms of any incentive plan to alter, amend or eliminate all or any part of such plan, or the Executive's participation therein, without compensation to the Executive.

3.4  Business Expenses.  The Company shall, in accordance with, and to the
     -----------------
extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by the Executive in performing Executive's duties as an employee of the Company, provided that the Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

                                   ARTICLE 4
                               EARLY TERMINATION
                               -----------------

4.1  Early Termination.  This Article 4 governs termination of this Agreement at
     -----------------
any time during the term of the Agreement; provided, however, that this Article shall not govern a "Change of Control Termination" as defined in Article 6. A Change of Control Termination is governed solely by the provisions of Article 6.

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4.2  Termination for Cause.  The Company may terminate this Agreement and
     ---------------------
Executive's employment immediately for "Cause" as that term is defined herein, upon written notice to the Executive.

     4.2.1 "Cause" means any one of the following: (a) fraud, (b) misrepresentation, (c) theft or embezzlement of the Company's assets, (d) intentional violations of law involving moral turpitude, (e) the continued failure by the Executive to satisfactorily perform Executive's duties as reasonably assigned to the Executive pursuant to Section 2.2 of this Agreement for a period of sixty (60) days after a written demand for such satisfactory performance which specifically and with reasonable detail identifies the manner in which it is alleged the Executive has not satisfactorily performed such duties, (f) any material breach of Article 5 of this Agreement, and (g) a material violation of any of the Company's personnel policies, including, without limitation, the Company's sexual harassment policy.

     4.2.2  In the event of termination for Cause pursuant to this
     Section 4.2, the Executive shall be paid Executive's Base Salary through the date of termination specified in any notice of termination. The Executive will not be entitled to any bonuses or incentives which are not earned and payable at the time of the termination.

4.3  Termination Without Cause. The Company may terminate this Agreement and the
     -------------------------
Executive's employment without Cause by providing at least thirty (30) days' written notice; provided, however, that the Company shall have the option of making termination of the Agreement and termination of the Executive's employment effective immediately upon notice, in which case Executive shall be paid Executive's Base Salary through the notice period of thirty (30) days.
This Section 4.3 shall not be applicable where Cause for termination exists.

     4.3.1 Upon termination by the Company, in addition to any other amounts payable to Executive, under this Section 4.3, the Company shall pay Executive within fifteen (15) days following termination, a lump sum amount equal to one (1) year's Base
     Salary.

     4.3.2  In the event that termination occurs pursuant to Section
     4.3.1 then, in addition to the payments specified in said
     Section, the Company shall pay to the Executive bonuses, if any, as follows:

            4.3.2.1 Company shall pay Executive an amount equal to the annual bonus, if any, to which the Executive would otherwise have become entitled under any Company bonus plan in effect at the time of termination of this Agreement based on the assumption that the Company satisfied the financial performance criteria for the fiscal year in which the termination occurred and that the Executive achieved Executive's "target" personal goals and remained continuously employed for the full fiscal year; provided, however, that such bonus amount shall be pro-rated to the date of termination. The amount payable pursuant to this Section 4.3.2.1 shall be earned and payable, without further action by the Board, fifteen (15) days after termination of the Executive's employment.

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4.4  Resignation by Employee.  Executive may terminate Executive's employment at
     -----------------------
any time by resigning upon two weeks' notice to the Company. The Executive shall be paid Executive's Base Salary through the end of the two-week notice period or the effective date of his resignation, whichever is earlier. The Executive will not be entitled to any bonuses or incentive which are not earned and payable at the time of Executive's resignation.

4.5  Termination in the Event of Death or Disability.  This Agreement and
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Executive's employment shall terminate in the event of death or Disability of the Executive.

     4.5.1 In the event of the Executive's death, the Company shall pay an amount equal to six month's Base Salary to the executor, administrator or other personal representative of the Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Company's receipt of notice of the Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.5.3 below.

     4.5.2 In the event of termination due to Executive's Disability, Base Salary shall be terminated as of the final day of the fifth month referenced in the definition of "Disability." Unless otherwise disqualified by the disability benefit program provider, this Section is not intended to limit the Executive from qualifying for and claiming disability benefits from any other disability program in which the Executive may be enrolled or otherwise for which he is qualified at the time of disability.

     4.5.3. In the event of termination by reason of the Executive's death or Disability, the Company shall pay to the Executive an amount equal to the amount the Executive would have received in bonus for the year in which the termination occurred based on the Company's actual performance during the fiscal year in which the termination occurred and on the assumption that the Executive achieved Executive's "target" personal goals and remained continuously employed for the full fiscal year; provided, however, that such amount shall be pro-rated to the date of termination. This amount shall be earned and payable as of the date that is fifteen (15) days after the date such bonus would have been paid had the Executive remained employed for the full fiscal year in which the termination occurred.

4.6  Termination for Good Reason.  Executive may terminate this Agreement for
     ---------------------------
Good Reason if an event constituting Good Reason occurs within two years from the Effective Date of this Agreement and the Company has not corrected such occurrence within thirty (30) days following Executive's written notice to Company identifying the event alleged to provide Good Reason.

     4.6.1 If Employee terminates this Agreement for Good Reason the Company shall pay Executive (a) a lump sum amount equal to one
     (1) year's Base Salary, payable within fifteen (15) days following termination, and (b) an amount equal to the annual bonus or annual incentive, if any, to which the Executive would otherwise have become entitled under any Company bonus plan in effect at the time of termination of this Agreement

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     based on the Company's actual performance during the fiscal year in which the termination occurred and on the assumption that the Executive achieved Executive's "target" personal goals and remained continuously employed for the full fiscal year; provided, however, that such bonus amount shall be pro-rated to the date of termination. The amount payable pursuant to this
     Section 4.6.1 shall be earned and payable as of the date that is fifteen (15) days after the date such bonus would have been paid had the Executive remained employed for the full fiscal year.

4.7  Continuation of Benefits.  In the event of termination of Executive's
     ------------------------
employment pursuant to Sections 4.3.1 or 4.6 or termination due to Disability, the Company shall pay the applicable premiums for such group health plan continuation as Executive is entitled to under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") and shall continue such payment for the period of time the Executive is entitled to continue such coverage under COBRA.

4.8  Entire Termination Payment.  The compensation provided for in this Article
     --------------------------
4 shall constitute the Executive's sole remedy for termination pursuant to this Article. The Executive shall not be entitled to any other termination or severance payment which may be payable to the Executive under any other agreement between the Executive and the Company preceding or following the date of termination.

                                   ARTICLE 5
                     CONFIDENTIALITY; CONFLICT OF INTEREST
                     -------------------------------------

5.1  Proprietary Information.  Executive shall keep confidential, except as the
     -----------------------
Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time either during or subsequent to Executive's employment by the Company, the terms of this Agreement and any Proprietary Information which Executive may produce, obtain or otherwise acquire during the course of Executive's employment. As used herein, "Proprietary Information" shall include any trade secrets, confidential information, knowledge, data, or other information of the Company relating to products, processes, know-how, designs, formulae, test procedures and results, customer lists, business plans or marketing plans and strategies, and pricing strategies, or other subject matter pertaining to any business of the Company for any of its clients, customers, consultants, licensees of affiliates, which information is not in the public domain at the time of the alleged breach. In the event of the termination of the Executive's employment for any reason whatsoever, Executive shall promptly return all records, materials, equipment, drawings and the like pertaining to any Proprietary Information.

5.2  Covenant Not to Compete.  Executive acknowledges that Executive will
     -----------------------
provide special skills, and acquire special information, regarding the activities of the Company. Executive agrees, therefore, that Executive will not, for a period of twelve (12) months from and after the date Executive ceases to be employed by the Company, join, control or participate in the ownership, management, operation or control of or be connected with, any business located in the United States of America whose commercial products are in direct competition with the Company or which is developing products which will be in direct competition with the Company, unless released from such obligation by the Board of Directors of the Company. Executive agrees that Executive shall be deemed to be connected with a business if such a business is carried on by a partnership in which Executive is a general or limited partner or employee of a corporation or association of which he is a shareholder, officer, director, employee, member, consultant

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

or agent; provided, that nothing herein shall prohibit the purchase or ownership by Executive of shares of less than five percent (5%) in a publicly or privately held corporation. Executive agrees to submit a list of such business interests in Exhibit A attached hereto and incorporated by reference herein.

5.3  Nonsolicitation.  For a period of one (1) year following the date Executive
     ---------------
cease to be employed by the Company, Executive agrees not to employ or solicit or attempt to employ, directly or indirectly, or cause or solicit to be employed by another, any person who is an employee, officer or director of the Company or any of its Affiliates nor form any partnership with or establish any business venture in cooperation with such person, without the express written consent of the Board of Directors of the Company.

5.4  Consent to Injunction.  Executive agrees that the Company will or would
     ---------------------
suffer an irreparable injury if Executive were to violate Sections 5.3 or 5.4 of this Agreement and that the Company would be entitled to injunctive relief in a court of appropriate jurisdiction and Executive stipulates to the entering of such injunctive relief prohibiting Executive from continuing to violate Sections
5.3 and/or 5.4.

5.5  Severability.  The parties intend that the covenants contained in Section
     ------------
5.3 be deemed to be separate covenants as to each county and state, and that if in any judicial proceeding a court shall refuse to enforce all of the separate covenants included herein because, taken together, they cover too extensive a geographic area or because any one includes too large an area or because they cover too large a period of time, the parties intend that such covenants shall be reduced in scope to the extent required by law or, if necessary, eliminated from the provisions hereof, and that all of the remaining covenants hereof not so affected shall remain fully effective and enforceable.

5.6  Assignment of Inventions.  As used in this Agreement, "inventions" shall
     ------------------------
include, but not be limited to, ideas, improvements, designs, and discoveries. Executive hereby assigns and transfers to the Company Executive's entire right, title and interest in and to all inventions whether or not conceived by Executive (whether made solely by Executive or jointly with others) during the period of Executive's employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research an development of the Company or its subsidiaries, or result from or are suggested by any tasks assigned to Executive or any work performed by Executive for or on behalf of the Company or its subsidiaries. Executive agrees that all such inventions are the sole property of the Company, provided, however, that this Agreement does not require assignment of any invention if such assignment would contravene applicable state law.

5.7  Disclosure of Inventions, Patents.  Executive agrees that in connection
     ---------------------------------
with any invention as defined in Section 5.6, above:

     5.7.1 Executive will disclose such invention promptly in writing to the Chief Executive Officer of the Company regardless of whether Executive believes the invention is protected by applicable state law, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

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      5.7.2  Executive will, at the Company's request, promptly
      execute a written assignment of title to the Company for any invention required to be assigned by Section 5.6 ("assignable invention") and Executive will preserve any such assignable invention as confidential information of the Company;

      5.7.3 Upon request, Executive agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to Executive's employment in every reasonable way to obtain for its own benefit patents and copyrights for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title, and interest in such patents and copyrights.

      5.7.4 Executive agrees to submit a list of inventions made prior to Executive's employment by the Company on Exhibit B attached hereto and incorporated by reference herein.

5.8   Execution of Documentation.  In connection with Section 5.6 and Section
      --------------------------
5.7, Executive further agrees to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such assignments of inventions, patents, and copyrights to be issued therefor, as the Company may determine necessary or desirable for which to apply. Executive agrees to cooperate with the Company in obtaining letters, patents, and copyrights on such assignable inventions in any and all countries and/or protect the interest of the Company or its nominee in such inventions, patents and copyrights and to vest title thereto in the Company or its nominee.

5.9   Other Obligations.  Executive acknowledges that the Company from time to
      -----------------
time may have agreements with other persons or with the U.S. Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

5.10  Trade Secrets of Others.  Executive represents that Executive's
      -----------------------
performance of all the terms of this Agreement and as an employee of the Company such employment does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company. Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Executive agrees not to enter into any agreement, either written or oral, in conflict herewith.

5.11  Conflict of Interest.  During Executive's employment with the Company,
      --------------------
Executive will engage in no activity or employment which may conflict with the interest of the Company and will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

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

5.12  Survival of Obligations.  The provisions of this Article 5 shall survive
      -----------------------
termination of this Agreement.

                                   ARTICLE 6
                               CHANGE OF CONTROL
                               -----------------

6.1   Definitions.  For purposes of this Article 6, the following definitions
      -----------
shall be applied:

      6.1.1  "Change of Control" shall mean any of the following
              -----------------
             events:


             6.1.1.1 a merger or consolidation to which the Company or Welch Allyn is a party if the individuals and entities who were stockholders of the Company or Welch Allyn (as the case may be) immediately prior to the effective date of such merger or consolidation or their Affiliates have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or

             6.1.1.2 the sale of all or substantially all of the assets of the Company or Welch Allyn to any person or entity which is not an Affiliate of Welch Allyn; or

             6.1.1.3 the stockholders of the Company approve any plan or proposal for the liquidation of the Company.

      6.1.2  "Change of Control Termination" shall mean, with respect
              -----------------------------
      to the Executive, any of the following events occurring within one (1) year after a Change of Control:

             6.1.2.1 Termination of the Executive's employment by the Company without Cause, as Cause is defined in Section
             4.2.1 of this Agreement.

             6.1.2.2 Termination of employment with the Company by the Executive for Good Reason. A Change of Control
             Termination shall not, however, include termination by reason of death, Disability, or for Cause.

      6.1.3  "Internal Revenue Code" -- Any references to a section of
              ---------------------
      the Internal Revenue Code shall mean that section of the Internal Revenue Code of 1986, or to the corresponding section of such Code, as from time to time amended.

6.2   Change of Control Payment.  In the event of a Change of Control
      -------------------------
Termination, the following provisions shall apply:

      6.2.1 In the event of a Change of Control Termination as defined in Section 6.1.2, without further action by the Board, the Company shall, within fifteen (15) days of such termination, make a lump sum payment to the Executive, equal to 24 month's Base Salary.

     6.2.2 In addition to the amounts paid pursuant to Section 6.2.1 the Company shall pay to the Executive an amount equal to two time[s] what the Executive would have received in incentive plan bonus for the year in which termination occurs based on the Company's actual performance during the fiscal year in which the termination occurred and on the assumption that the Executive achieved Executive's "target" personal goals and remained continuously employed for the full fiscal year. The amount provided by this Section 6.2.2 shall be earned and payable on the date that is fifteen (15) days after the date Executive would have been paid an annual incentive bonus had he remained with the Company for the fiscal year in which termination occurs.

     6.2.3 Notwithstanding anything in this Agreement to the contrary, in the event any of the payments to the Executive under this Agreement would constitute an excess parachute payment pursuant to Section 280G of the Internal Revenue Code, the amount payable pursuant to Section 6.2.2 shall be reduced by the minimum amount necessary such that none of the compensation payable to Executive as a result of a Change of Control shall constitute an excess parachute payment.

6.3  Interest.  In the event the Company does not make timely payment in full of
     --------
the Change of Control Termination payment described in Section 6.2, the Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) prime rate of interest (or such comparable index as may be adopted) established from time to time by the Company's principal banking institution or (b) the maximum rate permitted under Section 2800(d)(4) of the Internal Revenue Code.

6.4  Continuation of Benefits.  In the event of termination of Executive's
     ------------------------
employment pursuant to Section 6.2 herein, the Company shall pay the applicable premiums for such group health plan continuation as Executive is entitled to under COBRA and such payment shall continue for the period of time the Executive is entitled to continue such coverage under COBRA.

6.5  Waiver of Rights.  Executive agrees that consummation of the transactions
     ----------------
contemplated by the Merger Agreement will not constitute a Change of Control for purposes of the Existing Employment Agreement. Executive hereby unconditionally and irrevocably waives any rights granted to Executive in Article 6 of the Existing Employment Agreement in connection with (i) the making of the Offer by Welch Allyn or its subsidiary, (ii) the acquisition of a controlling interest in the Company by Welch Allyn or its subsidiary and (iii) the consummation of the transactions contemplated in the Merger Agreement.

                                   ARTICLE 7
                              GENERAL PROVISIONS
                              ------------------

7.1  Successors and Assigns.  This Agreement shall be binding upon and inure to
     ----------------------
the benefit of the successors and assigns of the Company and each subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company's obligations hereunder.

7.2  Notices.  All notices, requests and demands given to or made pursuant
     -------
hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third business day thereafter or when it is actually received, whichever is sooner.

7.3  Caption.  The various headings or captions in this Agreement are for
     -------
convenience only and shall not affect the meaning or interpretation of this Agreement

7.4  Governing Law.  The validity, construction and performance of this
     -------------
Agreement shall be governed by the laws of the State of Oregon

7.5  Mediation.  In case of any dispute arising under this Agreement which
     ---------
cannot be settled by reasonable discussion, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 7.6 they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (1/2) of the mediator's fees and expenses and shall pay all of its own attorneys' fees and expenses related to the mediation.

7.6  Arbitration.  Any dispute concerning the interpretation, construction,
     -----------
breach or enforcement of this Agreement or arising in any way from Executive's employment with the Company or termination of employment shall be submitted to final and binding arbitration. Such arbitration is to be before a single arbitrator in Portland, Oregon. In the event the parties are unable to agree upon an arbitrator, an arbitrator shall be appointed by the court pursuant to ORS 36.320. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association ("AAA") Employment Dispute Resolution Rules. Executive and the Company agree that the procedures outlined in Section 7.5 and
7.6 are the exclusive method of dispute resolution.

7.7  Attorney Fees.  If any action at law, in equity or by arbitration is taken
     -------------
to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal.

7.8  Construction.  Wherever possible, each provision of this Agreement shall be
     ------------
interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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

7.9   Waivers.  No failure on the part of either party to exercise, and no delay
      -------
in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.10  Assignment.  This Agreement shall be binding upon and inure to the benefit
      ----------
of the Company and its successors and assigns, and shall be binding upon the Executive, Executive's administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by the Executive.

7.11  Modification.  This Agreement may not be and shall not be modified or
      ------------
amended except by written instrument signed by the parties hereto.

7.12  Effectiveness.  This Agreement shall become effective on the Effective
      -------------
Date. If the Merger Agreement is terminated or if for any reason the Offer is not made by Welch Allyn or its subsidiary pursuant to the Merger Agreement or, if made, is not consummated, this Agreement shall be null and void, and the Existing Employment Agreement shall remain in full force and effect.

7.13  Entire Agreement.  This Agreement constitutes the entire agreement and
      ----------------
understanding between the parties hereto in reference to all the matters herein agreed upon. On the Effective Date, this Agreement will replace and supersede all prior employment agreements or understandings of the parties hereto (including the Existing Employment Agreement).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                              PROTOCOL SYSTEMS, INC.

    /s/ James P. Fee                   By /s/ Robert F. Adrion
----------------------------------     ---------------------------------
        James P. Fee                        Title: President

Date: May 23, 2000                     Date: May 23, 2000
     -----------------------------          ----------------------------

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